UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 07/01/2010

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

JMP Group Inc. (“we,” “us” or the “Company”) previously disclosed that its wholly-owned subsidiary JMP Group LLC entered into a Credit Agreement dated August 3, 2006 with City National Bank, N.A (the “Lender”) as amended (such agreement and its amendments, collectively, the “Credit Agreement”). We also previously disclosed that we entered into a rate lock agreement for all draws under the facility to be capped at an interest rate not to exceed 3.75% for the life of the facility starting July 1, 2010 and including our current term loan. We also disclosed that we planned to draw down the remaining $18.9 million available under the facility by June 30, 2010.

Further to such plan and pursuant to the Credit Agreement, the Company has drawn down the remaining $18.9 million available under the facility as of July 1, 2010. Accordingly, as of the date hereof, such revolving facility has $21 million outstanding and a term loan of $6.1 million due December 31, 2013.

The amounts outstanding under the revolving facility will convert to a term loan as of December 31, 2010 and together with the current $6.1 million term loan, will be due December 31, 2013. Principal payments on such term loans are due quarterly and for the additional amount converting on December 31, 2010, such payment terms shall commence January 1, 2011. The Company anticipates that the proceeds may be used (i) for general corporate purposes; (ii) to fund certain investments and/or (iii) repurchase Company stock.

The Credit Agreement contains financial and other covenants, including, but not limited to, limitations on debt, liens and investments, as well as the maintenance of certain financial covenants. A violation of any one of these covenants could result in a default under the facility, which would permit the bank to terminate our loan and require the immediate repayment of any outstanding principal and interest.

The terms of the Credit Agreement are further described in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2010.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the sudden death of our director Edward J. Sebastian on July 3, 2010, the Company received a letter from NYSE Regulation Inc. (“NYSE”) dated July 7, 2010 indicating that it does not currently comply with NYSE corporate governance listing standards (“NYSE Listing Rules”) 303A.01, 303A.03 and 303A.07(a). These rules require that Company have a majority of independent members, a presiding director, and three members on the audit committee with one member having financial management expertise, respectively.

As of July 8, 2010, our board of directors appointed Kenneth Karmin as presiding director, member of our compensation and corporate governance and nominating committees and audit committee chairman and financial expert. The board determined that Mr. Karmin has the financial management expertise required by the NYSE Listing Rules to serve as financial expert on the audit committee. Mark Lunenberg was also appointed to our audit committee. Accordingly, we believe we have regained compliance with NYSE Listing Rules 303A.03 and 303A.07(a) as we have a presiding director, three independent members on the audit committee and an audit committee member with financial management expertise.

NYSE Rule 303A.01 requires that the Company have a majority of independent directors on the board. Given Mr. Sebastian’s sudden passing, he has not yet been replaced on the board, which currently has four independent members and four management members. In accordance with NYSE Listing Rules, the Company has a “cure period” of six months or until January 5, 2011 to regain compliance before a “below compliance” (BC) indicator is attached to our ticker symbol and the Company is added to the list of noncompliant issuers.

We are in the process of evaluating independent board member candidates to fill the vacancy left as a result of Mr. Sebastian’s passing. We will make that selection as soon as possible, but in any event, we expect to be in compliance with all NYSE Listing Rules within the cure period.

Item 8.01.	Other Events.

It is with sadness that the Company announces that Edward J. Sebastian, a member of the Company’s board of directors, passed away on Saturday, July 3, 2010 at the age of 63. Mr. Sebastian was a member of the board since 2004 and served as our lead independent and presiding director, chairman of the audit committee and audit committee financial expert.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: July 8, 2010	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer